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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /     Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Applied Microbiology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
     22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

(5) Total fee paid:


--------------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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
                          APPLIED MICROBIOLOGY, INC.
                  NOTICE OF AN ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the Annual Meeting of Shareholders of Applied Microbiology, Inc. (the "Company") will be held at the offices of Citibank, N. A., 399 Park Avenue - 12 Floor, New York, New York 10043 on February 21, 1996 at 10 A.M. for the following purposes as set forth in the accompanying Proxy
Statement:

1.  To elect seven directors to serve for a term of one year;

2. To consider and act upon a proposal to amend the Certificate of Incorporation of the Company to provide for authorizing an additional 15,000,000 shares of Common Stock increasing the authorized Common Stock from 25,000,000 shares to 40,000,000 shares;

3. To ratify the amendment of the Company's 1991 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 1,500,000 shares to 3,000,000 shares;

4. To ratify the selection and appointment by the Company's Board of Directors of KPMG Peat Marwick, independent certified public accountants, as auditors for the Company for the fiscal year ending June 30, 1996; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Holders of record of the Company's Common Stock at the close of business on January 3, 1996 will be entitled to vote at the meeting.


                                         By Order of the Board of Directors


                                         BENJAMIN T. SPORN,
                                         Secretary



Dated:  January 12, 1996

     Whether or not you plan to attend the meeting, please date and sign the enclosed proxy and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and if present at the meeting may withdraw it and vote in person. Attendance at the meeting is limited to shareholders, their proxies and invited guests of the Company.

                          APPLIED MICROBIOLOGY, INC.
                          771 Old Saw Mill River Road
                           Tarrytown, New York 10591
                             ____________________

                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 21, 1996

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the offices of Citibank, N. A., 399 Park Avenue, New York, New York 10043 on February 21, 1996 and at any adjournments thereof. The shares represented by proxies that are received in the enclosed form and properly filled out will be voted in accordance with the specifications made thereon. In the absence of specific instructions, proxies will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. Proxies may be revoked by shareholders by written notice received by the Secretary of the Company at the address set forth above, at any time prior to the exercise thereof.
Shareholders of record at the close of business on January 3, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of January 3, 1996 the Company's voting securities outstanding totaled 18,348,226 shares of Common Stock.

ELECTION OF DIRECTORS

     It is the intention of the persons named in the enclosed form of proxy, unless such proxy specifies otherwise, to nominate and to vote the shares represented by such proxy for the election of the nominees listed below to hold office until the next Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified. The Company has no reason to believe that any of the nominees will become unavailable to serve as directors for any reason before the Annual Meeting. However, in the event that any of them shall become unavailable, the person designated as proxy reserves the right to substitute another person of his choice when voting at the Annual Meeting. Certain information regarding each nominee is set forth in the table and text below. The number of shares, if any, beneficially owned by each nominee is listed below under "Principal Shareholders and Share Ownership of Directors and Officers."

     The directors serve for a term of one year and until their successors are duly elected and qualified. The Board of Directors held eight meetings in the fiscal year ended June 30, 1995. All directors attended at least six meetings of the Board during the fiscal year. Drs. Cotter, Cross and Pollack each received a quarterly director's fee of $1,250 and $500 for each meeting of the Board attended in person, $250 for each meeting of the Board attended telephonically and received options to acquire 10,000 shares of Common Stock. The Company has an Audit Committee of the Board which currently consists of Dr. Friend and Dr. Cotter. There are no arrangements as to compensation of members of this committee in such capacity. The Audit Committee held one meeting during the fiscal year ended June 30, 1995. The Company has a Compensation Committee of the

Board which was established in March 1995 and consists of Drs. Cotter, Cross and Pollack. There are no arrangements as to compensation of members of this committee in such capacity. The Compensation Committee held one meeting during the fiscal year ended June 30, 1995. Officers serve at the pleasure of the Board of Directors. There are no family relationships among directors, nominees or executive officers, nor are there any arrangements or understandings between any such director or nominee and any other person pursuant to which any director or nominee was selected as such other than as described below.

     The by-laws of the Company provide that until September 1, 1996 the Board of Directors is to consist of seven directors. The by-laws further provided that David Guttmann, Peter Blackburn and Benjamin Sporn were designated "Prior Directors," and that the Board of Directors was to nominate three persons designated by the Prior Directors as the Board's nominees for election as directors at meetings of shareholders. In September 1994, the Company hired Fredric D. Price as President and Chief Executive Officer. In connection with this hiring, four directors, Peter Blackburn, Alan English, Colin Kop and Benjamin Sporn, resigned from the Board. Mr. Price was elected to the Board and designated a Prior Director by the remaining Prior Director, Mr. Guttmann. The Board then authorized Mr. Price to propose three new directors to fill the remaining vacancies. In January 1995, Drs. Audrey T. Cross, Douglas A. Cotter and Robert E. Pollack were proposed by Mr. Price and elected to the Board. Mr. Guttmann resigned his position as Chairman of the Board and stepped down from the Board on October 1, 1995. Sheldon G. Gilgore, MD was elected to the Board and as Chairman of the Board on October 1, 1995. Mr. Price is currently designated as a Prior Director for election at the Annual Meeting of Shareholders. Burns, Philp & Company Limited and its affiliates (the "BP Group") own an aggregate of 11,583,837 shares of Common Stock and have agreed that until September 1996 they will vote all of their shares of the Company's stock in favor of election of persons nominated by the Prior Directors.

     The following table sets forth the name, age and term of office as director of each nominee for election as director and his or her present position(s) with the Company:

Nominee for Election         Director Since            Position(s)
--------------------         --------------            -----------

Fredric D. Price (50)             1994        President and Chief Executive
                                              Officer

Sheldon G. Gilgore, MD (63)       1995        Chairman of the Board,
                                              Applied Microbiology, Inc.

Ian D. Clack (52)                 1992        Managing Director and Chief
                                              Executive, Burns, Philp &
                                              Company Limited

Douglas A. Cotter, PhD (52)       1995        President, Healthcare Decisions,
                                              Inc.

Audrey T. Cross, PhD (50)         1995        Associate Clinical Professor,

                                              School of Public Health,
                                              Columbia University

John P. Friend, PhD (51)          1989        General Manager - Technology,
                                              Burns, Philp & Company Limited

Robert E. Pollack, PhD (55)       1995        Professor of Biological Science,
                                              Columbia University
_______________________

     Fredric Price has been President, Chief Executive Officer and a Director of the Company since September 1994. From July 1991 to September 1994, he was Vice President, Finance and Administration and Chief Financial Officer of Regeneron Pharmaceuticals, Inc. For more than five years prior to joining Regeneron, he was head of RxFDP, a consulting firm which provided strategic planning, market development, and new product introduction services to pharmaceutical and other health care businesses. From 1973 to 1986 he was at Pfizer Pharmaceuticals, where he was a Vice President with both line and staff responsibilities. Mr. Price is on the Executive Committee of the Board of Directors of the New York Biotechnology Association. He has a BA from Dartmouth College and an MBA from the Wharton School of the University of Pennsylvania.

     Sheldon G. Gilgore, MD was elected Chairman of the Board of Directors of the Company in October 1995. Dr. Gilgore served as Chairman of the Board, Chief Executive Officer, and President of G. D. Searle & Co. from 1986 to April 1995 when he retired. From 1971 to 1986, he was President of Pfizer Pharmaceuticals and was a member of the Board of Directors of Pfizer, Inc. In addition, he served as Chairman of the Pharmaceutical Research Manufacturers of America (PhRMA). Dr. Gilgore received a BS in biology from Villanova University and an MD from Jefferson Medical College.

     Ian D. Clack was elected a Director of the Company in August 1992. He was appointed Managing Director and Chief Executive of Burns, Philp & Company Limited in 1994. From 1962 to 1994, Mr. Clack served in various administrative and executive capacities with Burns, Philp. He received a degree in Applied Chemistry from the Caulfield Institute of Technology.

     Douglas A. Cotter, PhD was elected a Director of the Company in January 1995. Dr. Cotter has been President of Healthcare Decisions, Inc. since 1985. Healthcare Decisions, Inc. provides corporate development services to the healthcare and biotechnology industries in connection with acquisitions, divestitures, strategic planning and corporate partnering. For 19 years prior to joining Healthcare Decisions, Inc., Dr. Cotter held various management positions in research, product development, business development and clinical information systems in the medical products business of Corning Glass Works.
Dr. Cotter is a director of Respironics, Inc., a publicly traded corporation. He is also Adjunct Associate Professor of Biomedical Engineering at Boston University. He has a BS in engineering from Duke University and MS and PhD degrees in engineering from North Carolina State University.


     Audrey T. Cross, PhD was elected a Director of the Company in January 1995. Dr. Cross has been Associate Clinical Professor at the Institute of Human Nutrition in the School of Public Health of Columbia University since 1988. She also works as a consultant in the areas of nutrition and health policy. She has served as a special assistant to the United States Secretary of Agriculture as Coordinator for Human Nutrition Policy and has worked with both the United States Senate and the California State Senate on nutrition policy matters. Dr. Cross received a BS in dietetics, a Master of Public Health in nutrition and a PhD from the University of California at Berkeley and a JD from the Hastings College of Law at the University of California at San Francisco.

     John P. Friend, PhD was elected a Director of the Company in July 1989. He has been with Burns, Philp & Company Limited since 1981 and is currently General Manager, Technology. He received a BSc and a PhD from the University of Sydney (Australia) in colloid chemistry and a MSc in biotechnology from the University of New South Wales.

     Robert E. Pollack, PhD was elected a Director of the Company in January 1995. Dr. Pollack has been a Professor of Biological Sciences at Columbia University since 1978 and from 1982-1989 he was, in addition, Dean of Columbia College. Previously, he was Professor of Microbiology at the State University of New York School of Medicine at Stony Brook, New York, Senior Scientist at Cold Spring Harbor Laboratory, Special NIH fellow at the Weizmann Institute in Israel, and NIH Fellow in the Department of Pathology at NYU School of Medicine in New York. He is the author of more than a hundred research papers on the molecular biology of viral oncogenesis, a dozen articles in the popular press, and three books. He received a BA in physics from Columbia University and a PhD in biology from Brandeis University.

Executive Officers

The following table sets forth the name, age and position of each executive officer of the Company:

        Name                                   Position(s)
        ----                                   -----------

Fredric D. Price (50)       President, Chief Executive Officer and Director

Peter Blackburn, PhD (45)   Executive Vice President - Scientific Affairs

Stephen C. Benoit (37)      Vice President - Marketing and Sales

Benjamin T. Sporn (57)      Vice President - Legal and Secretary

Peter E. Herring (44)       Controller

                         ____________________________

     Officers of the Company serve at the pleasure of the Board of Directors subject to any contracts of employment. See the biographical descriptions under nominees for election as directors for additional information on Mr. Price.


     Peter Blackburn, PhD has been Executive Vice President of the Company since January 1987. In 1985, Dr. Blackburn became the Company's Senior Scientist and Co-Director of Research and in 1986 he was appointed Associate Member in Applied Genetics at the Public Health Research Institute of New York City. From 1984 to 1985 he was a senior investigator with Enzo Biochem, Inc. From 1979 to 1984 he was an Assistant Professor of Biochemistry at the Rockefeller University and received the Irma T. Hirschl Career Scientist Award (1979-1985). He was a director of the Company from 1990 until 1994. Dr. Blackburn received a BSc with First Class Honors and a PhD in Biochemistry from the University of Sheffield, England.

     Stephen C. Benoit was appointed Vice President - Marketing and Sales of the Company in January 1995. Prior to joining the Company he was with Calgene Fresh, Inc., serving as Vice President of Marketing from January 1992 to March 1994 and Vice President for Strategic Planning from September 1990 to December 1992. From October 1987 to August 1990, Mr. Benoit served as Director, Financial Planning and Analysis. He received a BBA and MBA in finance from Loyola Marymount University, Los Angeles, California.

     Benjamin T. Sporn has been Vice President - Legal of the Company since 1990 and has served as Secretary of the Company since 1986. He was an attorney with AT&T from 1964 until December 1989 when he retired from AT&T as a General Attorney for Intellectual Property Matters. Mr. Sporn is also Chairman of the Board of Directors of Creative Technologies Corp. and Micel Corp., publicly traded corporations. Mr. Sporn was a director of the Company from 1986 until 1994. He received a BSE degree from Rensselaer Polytechnic Institute and a JD degree from American University.

     Peter E. Herring was appointed Controller of the Company in January 1996. Prior to joining the Company he was with Pfizer, Inc. from 1979 until January 1996. At Pfizer, he served as Director of Finance and Systems in a Corporate Services Division from 1993 until he joined the Company. From 1979 until 1993 he held increasingly responsible financial management positions in both corporate and operating divisions of Pfizer. He received a BS from the University of Tennessee and an MBA from Vanderbilt University.

Executive Compensation

     The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended June 30, 1995 (i) to its President and Chief Executive Officer and (ii) to the three highest paid employees of the Company whose cash compensation exceeded $100,000 per year in any such year (other than the individuals listed in the table, no employee of the Company or of its subsidiary, Aplin & Barrett, Ltd. ("A & B"), received compensation in excess of $100,000).


                       SUMMARY COMPENSATION TABLE(1)(2)

                                        Annual Compensation
Name and Principal                     ----------------------   All other
Position                     Period    Salary ($)   Bonus ($)   Compensation ($)
--------                     ------    ----------   ---------   ----------------

Fredric Price, President,    9/12/94-    210,000      15,000
Chief Executive Officer      6/30/95
and Director (3)
--------------------------------------------------------------------------------
Peter Blackburn, Executive   7/1/92-     112,794      15,000
Vice President               6/30/93

                             7/1/93-     119,713       5,700
                             6/30/94

                             7/1/94-     150,000      23,153
                             6/30/95
--------------------------------------------------------------------------------
Benjamin T. Sporn,           7/1/92-     110,910
Vice President-Legal         6/30/93

                             7/1/93-     117,400
                             6/30/94

                             7/1/94-     129,000
                             6/30/95
--------------------------------------------------------------------------------
Alan English, Executive      7/1/92-      84,690       9,021
Vice President               6/30/93

                             7/1/93-      89,772      10,791
                             6/30/94

                             7/1/94-      59,267      11,500      77,139 (4)
                             6/30/95
--------------------------------------------------------------------------------

(1) The above compensation does not include the use of an automobile and other personal benefits, the total value of which do not exceed as to any named officer or director or group of executive officers the lesser of $50,000 or 10% of such person's or persons' cash compensation.

(2) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), the table omits a number of columns reserved for types of compensation not applicable to the Company.

(3) Mr. Price became the Company's Chief Executive Officer on September 12,
    1994.

(4) Consists of a payment made in connection with the termination of

    Mr. English's employment on January 31, 1995.


     None of the individuals listed above received any long-term incentive plan awards during the fiscal year.

Employment Agreements

     Effective September 1994 the Company entered into an employment agreement with Fredric Price. The agreement provides for an annual salary of $260,000 plus a performance related bonus. He was also granted options to purchase up to a total of 500,000 shares of Common Stock, vesting in equal installments over a five year period commencing at the conclusion of his first year of employment. In addition, he was granted 15,325 shares of Common Stock on the first anniversary of the agreement. A further 15,326 shares of Common Stock are to be granted on the second anniversary of the agreement. Although employment is at will, salary and certain benefits continue for twelve months after notice of termination.

Stock Option Plans

     The Board of Directors has adopted and the shareholders have approved four Stock Option Plans (the "Plan(s)"):

1. The Incentive Stock Option Plan provides for the grant of qualified incentive stock options to officers and key employees.

2. The Non-qualified Stock Option Plan provides for the grant of options to persons who render services to the Company.

3. The 1989 Stock Option Plan provides for the grant of options to officers, key employees and persons who render services to the Company. In the case of employees, the options may be incentive stock options.

4. The 1991 Stock Option Plan provides for the grant of options to officers, key employees and persons who render services to the Company. In the case of employees, the options may be incentive stock options.

     Each of the Incentive and Non-qualified Stock Option Plans permits the purchase of an aggregate of up to 250,000 shares of Common Stock. The 1989 Stock Option Plan permits the purchase of an aggregate of up to 500,000 shares of Common Stock. The 1991 Stock Option Plan permits the purchase of an aggregate of up to 1,500,000 shares of Common Stock. The purpose of the Plans is to attract and retain competent executive personnel, other employees and consultants, and to provide incentives to all such persons to use their effort and skill for the advancement and betterment of the Company by permitting them to participate in the ownership of the Company.

     Options granted as qualified Incentive Stock Options are intended to qualify as Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The exercise price of Incentive Stock

Options granted under the Plans shall not be less than the fair market value (110% of the fair market value for 10% or greater shareholders) of the Common Stock on the date of grant. Incentive Stock Options may not be exercised later than ten years from the date of grant (five years for 10% or greater shareholders). Determinations as to recipients of stock options under the Plans and other terms of such grants are made by the Company's Board of Directors.

     The following table sets forth information with regard to aggregated option values at June 30, 1995 of options granted (i) to the Company's Chief Executive Officer, and (ii) to the two highest paid employees of the Company whose cash compensation exceeded $100,000 per year in such year. On September 12, 1994, Mr. Price was granted 500,000 options to purchase shares at $3.2625 per share. On January 9, 1995, Mr. Benoit was granted 50,000 options to purchase shares at $3.00 per share. There were no options exercised during the fiscal year ended June 30, 1995 by any of the listed officers.


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                 OPTION VALUES

-----------------------------------------------------------------------------------------------
Name       Shares       Value         Number of Securities          Value of Unexercised In-the
           Acquired on  realized ($)  Underlying Unexercised        Money Options at FY-End ($)
           Exercise (#)               Options at FY-End (#)
                                      Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------
Fredric        0            0                 0        500,000              0           0
Price

Peter          0            0           170,000              0        $18,750           0
Blackburn

Benjamin       0            0            75,000              0              0           0
T. Sporn


Pension Plans

     Applied Microbiology, Inc.

     Eligible employees of the Company are entitled to participate in the Burns Philp Inc. Retirement Plan for Non-Bargaining Unit Employees, a non-contributory pension plan (the "Pension Plan") maintained by Burns, Philp & Company Limited
(BPC). Assuming retirement at age 65, the Pension Plan provides benefits equal to the greater of (a) 1.1% of the employee's final average earnings multiplied by the employee's final average earnings in excess of the average of the contribution and the benefit basis in effect under Section 230 of the Social Security Act for each year in the 35-year period ending with the year of Social

Security retirement age, multiplied by the employee's years of credited service up to 35, minus any predecessor plan benefit in the case of an employee who participated in a predecessor plan or (b) $24 multiplied by the number of years of credited service up to 25 years plus $12 multiplied by the years of employment from 26-40 years, minus any predecessor plan benefit in the case of an employee who participated in a predecessor plan. The "final average earnings" are the average monthly earnings during the five highest-paid consecutive calendar years within the last ten calendar years of credited service with the Company. Earnings include the salary and bonus listed in the summary compensation table. Earnings which may be considered under the Pension Plan are limited to $150,000 per year subject to annual cost of living adjustments as determined by the IRS.

     The following table sets forth estimated annual benefits payable upon retirement, assuming retirement at age 65 in 1995 and a straight annuity benefit, according to years of credited service and final average earnings. The benefits listed are not subject to any deduction for Social Security or other offset amounts.

final averageYears of Credited Service
earnings
                          15          20         25          30          35
---------------------------------------------------------------------------
$ 25,000             $ 4,320     $ 5,760    $ 7,200     $ 8,250     $ 9,625
$ 50,000             $10,598     $14,130    $17,663     $21,196     $24,728
$ 75,000             $17,160     $22,880    $28,601     $34,321     $40,041
$100,000             $23,723     $31,630    $39,538     $47,446     $55,353
$150,000             $36,846     $49,130    $61,413     $73,696     $85,978


     Peter Blackburn and Benjamin Sporn each have approximately 2.5 years, and Fredric Price and Stephen Benoit have 0.75 and 0.6 years, respectively, of credited service under the Pension Plan as of June 30, 1995, and, at age 65, would have 22, 10, 17 and 28 years of credited service, respectively.

     Aplin & Barrett, Ltd.

     Eligible A&B employees are entitled to participate in the Burns Philp (U.K.) p.l.c. Pension Plan, a defined benefit plan providing a pension of one sixtieth of final pensionable earnings for each year of service at a normal retirement age of 65. Pensionable earnings are basic salary less the basic U.K. state pension.

     The following table sets forth estimated annual benefits payable upon retirement, assuming retirement at age 65 in 1995 and a straight annuity benefit, according to years of credited service and final pensionable earnings. Estimated benefits are shown in U.S. dollars based on an average exchange rate of $1.5781 per Great Britain Pound (GBP) for 1995. The benefits listed are not subject to any deductions.


final averageYears of Credited Service
earnings
                          15          20         25          30          35
---------------------------------------------------------------------------
$ 25,000      $ 5,043     $ 6,724    $ 8,405     $10,085    $ 11,766
$ 50,000             $11,293     $15,057    $18,821     $22,585    $ 26,350
$ 75,000             $17,543     $23,390    $29,238     $35,085    $ 40,933
$100,000             $23,793     $31,724    $39,655     $47,585    $ 55,516
$150,000             $36,293     $48,390    $60,488     $72,585    $ 84,683
$200,000             $48,793     $65,057    $81,321     $97,585    $113,850


Compliance with Section 16(a) of the Securities Exchange Act of 1934


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the period from July 1, 1994 through June 30, 1995 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on a hypothetical investment made on June 30, 1990 through June 30, 1995 (assuming reinvestment of dividends) in: (a) the Company's Common Stock; (b) all NASDAQ stocks and (c) all pharmaceutical companies listed on NASDAQ. Although the Company is a biotechnology company, pharmaceutical companies represent the industry grouping for which information was readily available which is most comparable to the Company. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock and each of the indexes.


                 Date     AMBI   NASDAQ   NASDAQ Pharmaceuticals

                6/29/90   100     100             100
                6/28/91   243     106             160
                6/30/92   254     127             199
                6/30/93   254     160             173
                6/30/94   186     162             145
                6/30/95    86     215             194



Compensation Committee Interlocks and Insider Participation

     In September 1994, four officers who had also been directors resigned from the Board. The Board of Directors determines executive compensation taking into consideration recommendations of the Compensation Committee. No member of the Company's Board of Directors is an executive officer of a company whose compensation committee or board of directors includes an executive officer of the Company.

Board of Directors Report on Executive Compensation

     The process of determining the compensation of the executive officers of the Company includes, among other things, evaluations of its executive officers performance against certain objective and subjective assessments and takes into consideration the performance of Company against planned objectives. No material salary increases nor stock options were approved for the fiscal year ended June 30, 1995.

Principal Shareholders and Share Ownership of Directors and Officers.

     The following table sets forth, as of December 31, 1995, information regarding the beneficial ownership of the Company's Common Stock based upon the most recent information available to the Company for (i) each person known by the Company to own beneficially more than five (5%) percent of the Company's outstanding Common Stock, (ii) each of the Company's officers and directors and
(iii) all officers and directors of the Company as a group. Unless otherwise indicated, each stockholder's address is c/o the Company, 771 Old Saw Mill River Road, Tarrytown, New York 10591.

     Shares Owned Beneficially and of Record (1)

Name and Address               No. of Shares            % of Total
----------------                       -------------            ----------

Fredric D. Price (2)                      115,325                    *

Sheldon G. Gilgore (2)                    105,000                    *

Stephen C. Benoit (3)                      10,000                    *

Peter Blackburn (3)                       170,000                    *

Ian Clack                           10,000                    *
222 Sutter Street
San Francisco, CA

Douglas A. Cotter (4)                   11,000                    *
1500 Providence Highway
Norwood, MA 02062


Audrey T. Cross (3)                   10,000                    *
259 Sunset Avenue
Englewood, NJ 07631

John P. Friend                                0                    --
7 Bridge Street
Sydney, NSW 2000
Australia

Robert E. Pollack (3)                      20,000                    *
813B Sherman Fairchild
Columbia University
New York, NY 10027

Benjamin Sporn (5)                        104,125             *

Burns Philp & Company                  11,583,837         63.13
Limited (6)
7 Bridge Street
Sydney, NSW 2000
Australia

All Officers and Directors         1,068,450                 2.95
as a Group (10 persons)
(2)(3)(4) and (5)

-------------------------

*     Less than 1%

(1) Includes shares issuable within 60 days upon the exercise of all options and warrants. Shares issuable under options or warrants are owned beneficially but not of record.

(2) Includes 100,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(3) Consists of shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(4) Includes 10,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(5) Includes 75,000 shares issuable upon exercise of currently exercisable options under the Company's Stock Option Plans.

(6)   Consists of shares owned by subsidiaries.


Certain Relationships and Related Transactions


     During the fiscal year ended June 30, 1995, the Company's A&B subsidiary made sales of approximately $2,117,000 to Mauri Laboratories Pty Limited ("Mauri"). In addition, it purchased approximately $832,000 of goods from Mauri. Mauri is a wholly-owned subsidiary of BPC which currently holds a controlling interest in the Company (as described below).

     Certain of A&B's U.K. based staff provide accounting and administrative services for other U.K. based subsidiaries of BPC. During the fiscal year ended June 30, 1995, A&B, as a result of these activities, received income from Burns Philp (U.K.) p.l.c. of approximately $75,000.

     A&B manufactures certain products on a contract basis for Imperial Biotechnology Limited ("IBT") at its U.K. production site. During the fiscal year ended June 30, 1995, A&B received income of approximately $77,000 as a result of these activities. IBT was a 50% owned affiliate of BPC. In December 1995, BPC sold its entire interest in IBT.

     From time to time, the Company advances funds to Burns Philp Inc., a wholly owned subsidiary of BPC. During the fiscal year ended June 30, 1995, the Company received interest income of approximately $63,000 in respect of such advances.

     Pursuant to an Agreement for the Purchase and Sale of Stock dated as of June 30, 1992 (the "Purchase Agreement"), in July 1993 the Company issued 935,000 shares of Common Stock to BPC. As a result of this issuance and of prior acquisitions of shares of Common Stock, BPC currently owns 11,583,837 shares of Common Stock, and controls the Company.

     Under the Purchase Agreement, the Company and BPC entered into the following arrangements and understandings with respect to election of directors and related matters:

     The by-laws of the Company were amended to provide, among other things, that until September 1, 1996 the Board of Directors shall consist of seven directors. The by-laws further provided that David Guttmann, Peter Blackburn and Benjamin Sporn were designated "Prior Directors," and that the Board of Directors was to nominate three persons designated by the Prior Directors as the Board's nominees for election as directors at meetings of shareholders. In September 1994, the Company hired Fredric D. Price as President and Chief Executive Officer. In connection with this hiring, four directors, Peter Blackburn, Alan English, Colin Kop and Benjamin Sporn, resigned from the Board. Mr. Price was elected to the Board and designated a Prior Director by the remaining Prior Director, Mr. Guttmann. The Board then authorized Mr. Price to propose three new directors to fill the remaining vacancies. In January 1995, Drs. Audrey T. Cross, Douglas A. Cotter and Robert E. Pollack were proposed by Mr. Price and elected to the Board.

     The amended by-laws also provide that the following actions by the Company shall require the prior favorable vote of not less than six directors:

termination of the Company's chief executive officer, or a change in his or her responsibilities or compensation, or the retention of any chief executive officer; removal of the Company's chairman or the election of any person as chairman other than the person last elected to such position; the issuance of any shares of capital stock or of securities convertible or exercisable into shares of capital stock except as to outstanding warrants, options and other convertible securities; the grant of options to any officer or director; any merger, or any acquisition or disposition of assets in excess of $250,000; the incurrence of a commitment or obligation in excess of $650,000; any change in the Company's charter or by-laws; any transaction with any affiliate of BPC, including any overhead charge or any other intercompany charge or allocation, but excluding the continuation of certain current agency agreements; any dividend or other distribution except on the 1992 Redeemable Preferred; any purchase by BPC (whether in the public market or in private transactions, or otherwise) of any shares of the Company's Common Stock which would increase BPC's percentage ownership of the outstanding Common Stock beyond the percentage ownership of such stock owned by BPC on August 31, 1992 subject to certain increases provided for in the Agreement.


BPC also agreed that:

    BPC and its affiliates will for a four-year period vote all shares of the Company stock from time to time owned by them in favor of election as directors of the Prior Directors and their nominees.

    BPC and its affiliates will for a four-year period be entitled to purchase shares of Common Stock (in the public market or in private transactions, or otherwise) only as permitted in the Company's by-laws.

    So long as BPC and its affiliates shall have control of the Company, BPC will not sell, in a single transaction or in a series of transactions occurring within a period of up to 18 months, to any single purchaser or to any "group," a block of the Company shares owned by BPC or its affiliates which shall be sufficient in itself both to (i) divest BPC and its affiliates of control of the Company and (ii) vest control of the Company in the purchaser or purchasers, unless BPC shall cause the purchaser to tender for the purchase of all shares of the Company which are owned by all shareholders of the Company on the same terms and conditions as those which apply to the sale by BPC. The term "control" has the meaning assigned to it in Rule 405 of Regulation C under the Securities Act, and "group" has the meaning assigned to in Rule 13D of the Securities Exchange Act. However, BPC is permitted to sell, without compliance with this provision, a block of shares to an underwriter for the purposes of a broad distribution of the shares.

    An affiliate of BPC will, if required by the Company, for a four-year period maintain its bank comfort letter in respect of not more than 300,000 Great Britain Pounds of bank borrowings by the Company.

    So long as BPC or its affiliates owns at least 50% of the Company's total voting power and for five years after BPC and its affiliates ceases to own at least 50% of the Company's total voting power, neither BPC nor any of its affiliates will manufacture, sell or otherwise deal in or with nisin or Nisaplin (or any derivative products) except under distribution agreements with the Company on terms equivalent to those in effect on June 30, 1992.
    At such time after the five-year period aforesaid that BPC shall be permitted to engage in the businesses aforesaid, BPC will nevertheless continue to refrain from using trade secrets and other confidential information which are the property of the Company.

    BPC has certain demand and "piggyback" registration rights for its shareholdings.

Change of Accountants and Fiscal Year

     In connection with the consummation of the BP Transactions, the Company in September 1992 engaged KPMG Peat Marwick LLP as its independent accountants, and the Company changed its fiscal year to end on June 30 of each year.

Proposal To Amend The Company's Certificate Of Incorporation To Increase Authorized Common Stock

     At the meeting, Stockholders will be asked to adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock to 40,000,000 shares, par value of $0.005 per share (the "Proposed Stock Amendment"). The Company's Board of Directors has approved the Proposed Stock Amendment, subject to Stockholder authorization.

     At January 3, 1996, the authorized capital of the Company consisted of 25,000,000 shares of Common Stock, par value $0.005 per share and 5,000,000 shares of non-designated Preferred Stock, par value $0.01 per share. As of that date, 18,348,226 shares of Common Stock were outstanding and 2,395 shares of Preferred Stock were outstanding. In addition, at that date, an aggregate of 6,060,573 shares of Common Stock were reserved for issuance upon: (i) exercise of options which have been granted under the Company's Incentive Stock Option Plan, Non-qualified Stock Option Plan, and 1989 Stock Option Plan (1,000,000 shares), (ii) exercise of options granted under the Company's 1991 Stock Option Plan (1,500,000 shares), (iii) exercise of the Company's outstanding public warrants (818,282 shares), (iv) exercise of a Unit Purchase Option and Warrants granted to the underwriter in connection with a public offering of the Company's securities (187,887 shares), (v) exercise of the Company's Series C Preferred Stock (2,045,715 shares), and (vi) exercise of various other outstanding warrants and options (508,689 shares). Therefore, the Company will have issued or reserved for issuance a total of 24,408,799 of the 25,000,000 shares of Common Stock currently authorized for issuance.

     If the proposed Common Stock Amendment is adopted by the Company's Stockholders, the additional shares of Common Stock would be issuable at any time and from time to time, by action of the Board of Directors without further authorization from the Company's Stockholders, except as otherwise required by applicable law or rules and regulations to which the Company may be subject, to such persons and for such consideration (but not less than the par value thereof) as the Board of Directors determines.


     After taking into account the currently issued and reserved shares of Common Stock discussed above, the Company would have less than 591,201 shares of Common Stock authorized which are not issued or reserved for issuance. The Company's Board of Directors believes that the authorization of the additional shares of Common Stock is in the best interests of the Company and its Stockholders so that sufficient shares will be readily available for use, if feasible, in acquisitions, in raising additional capital and for grants as incentives to employees, officers, directors and consultants of the Company.

     From time to time the Company may consider acquisitions or other transactions which may require the issuance of shares of Common Stock or Preferred Stock. The Company presently has no understandings or arrangements which would require the issuance of any of the additional 15,000,000 shares of Common Stock which are proposed to be authorized. However, management believes that the increase in the number of authorized shares of Common Stock is in the best interest of the Company and its Stockholders since additional shares of Common Stock will provide the Company with the flexibility of having a greater number of shares available to it for the above and other corporate purposes.
Due to the Board of Directors' discretion in connection with the issuance of additional shares of Common Stock to be issued in a private placement, it may, under certain circumstances, possess timing and other advantages in responding to a tender offer or other attempt to gain control of the Company, which may make such attempts more difficult and less attractive. For example, issuance of additional shares would increase the number of shares outstanding and could necessitate the acquisition of a greater number of shares by a person making a tender offer and could make such acquisition more difficult since the recipient of such additional shares may favor the incumbent management. Moreover, these advantages give the Board of Directors the ability to provide any such holders with a veto power over actions proposed to be taken by the holders of the Company's Common Stock. This could have the effect of insulating existing management from removal, even if it is in the best interest of the common stockholders. Management of the Company is not aware of any existing or threatened efforts to obtain control of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Ratification Of Amendment Of The 1991 Stock Option Plan


     The Board has determined that the Company should amend the Company's 1991 Stock Option Plan (the "1991 Plan") in order to increase the number of shares of Common Stock, $.005 par value, issuable under the 1991 Plan from 1,500,000 shares to 3,000,000 shares. See "Stock Option Plans" above for a summary of the terms of the 1991 Plan as well as the Company's other stock option plans. Other than the increase in the number of options available for issuance, no other changes in the 1991 Plan will be made by this amendment. The 1991 Plan makes options available to employees, officers, directors and others who render services to the Company. As of January 3, 1996 the closing price as reported by

NASDAQ for a share of Common Stock was $3.50. Options to acquire 1,497,970 shares at exercise prices of $1.50 to $6.00 per share are currently outstanding under the 1991 Plan. Of these options, Fredric D. Price holds 500,000 options, Sheldon G. Gilgore holds 100,000 options, Douglas A. Cotter holds 10,000 options, Audrey T. Cross holds 10,000 options, and Robert E. Pollack holds 20,000 options. No other director holds any options granted under the 1991 Plan.

     The 1991 Plan is administered by the Board of Directors ("Board"). The Board determines the persons who are to be granted Options. The 1991 Plan contains no preset criteria determining the identity or amount of options to be granted to any person or group of persons. Therefore, no determinations can be made at the present time as to the benefits or amounts that will be or would have been issued to any specific person or group of persons under the 1991 Plan.

     The grant or exercise of an incentive stock option will not generally cause recognition of income by the Optionee; however, the amount by which the fair market value of a share of Common Stock at the time of exercise of an incentive stock option exceeds the option price, is a "tax preference item" for purposes of the alternative minimum tax. In the event of a sale of the shares received upon exercise of an incentive stock option more than two years from the date of grant and more than one year from the date of exercise, any appreciation of the shares received above the exercise price should qualify as long-term capital gain. However, if shares of Common Stock acquired pursuant to the exercise of an incentive stock option are sold by the Optionee before the completion of such holding periods, so much of the gain as does not exceed the difference between the option price and the lesser of the fair market value of the shares at the date of exercise or the fair market value at the date of disposition will be taxable as ordinary income for the taxable year in which the sale occurs. Any additional gain realized on the sale should qualify as a capital gain.

     Although the Tax Reform Act of 1986 has eliminated the difference in tax rates between long term capital gains and ordinary income, the concept of long term capital gains remains and may, in certain circumstances be relevant.

     The grant of an Option that is not an incentive stock option (a "non-qualified option") should not result in recognition of income by the Optionee. Upon exercise of a non-qualified option by an employee who is not an officer or director or who is not otherwise subject to the provisions of Section 16(b) of the Exchange Act ("Section 16(b)"), the excess of the fair market value of the shares on the exercise date over the option price should be considered compensation taxable as ordinary income to the employee. If the Optionee is subject to the restrictions of Section 16(b), income will be recognized at the time the restrictions lapse and should be measured by the excess of the fair market value of the shares at such time over the option price unless the Optionee elects to be taxed at the time of exercise. In the event of a sale of the shares, any appreciation after the date of exercise or lapse of the restriction of Section 16(b), as the case may be, should qualify as a capital gain.

     In connection with incentive stock options and non-qualified options, the

Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the employee provided any Federal income tax withholding requirements are satisfied. If applicable holding period requirements in connection with an incentive stock option are not satisfied, no deduction will be available to the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF THE 1991 STOCK OPTION PLAN.

Ratification Of Appointment Of Independent Accountants

     Subject to the approval by the shareholders, the Board of Directors has appointed KPMG Peat Marwick as the Company's independent public accountants to audit its financial statements for the fiscal year ending June 30, 1996. KPMG Peat Marwick also audited the Company's financial statements for the fiscal years ended June 30, 1993, 1994 and 1995.

     It is expected that a representative of KPMG Peat Marwick will be present at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT ACCOUNTANTS FOR FISCAL 1996.

Vote Required

     Under New York law, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the appointment of the independent accountants. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect directors.

Expense Of Solicitation

     The cost of soliciting proxies, which also includes the preparation, printing and mailing of this Proxy Statement, will be borne by the Company. Solicitation will be made by the Company primarily through the mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. The Company will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

Proposals Of Shareholders

     Shareholders of the Company who intend to present a proposal for action at the 1997 Annual Meeting of Shareholders of the Company, must notify the Company's management of such intention by notice received at the Company's principal executive offices not later than September 19, 1996 for such proposal to be included in the Company's proxy statement and form of proxy relating to such Meeting.

Financial Statements

     The Company's Annual Report to Shareholders for the year ended June 30,

1995 is being delivered with this Proxy Statement to the Company's shareholders along with the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1995.

Other Matters

     The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the person named in the accompanying proxy will vote thereon in accordance with his best judgment.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

Dated:       Tarrytown, New York
             January 12, 1996

                                          By Order of the Board of Directors



                                          BENJAMIN T. SPORN,
                                          Secretary

                          APPLIED MICROBIOLOGY, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                   February 21, 1996                 10 a.m.

     The undersigned hereby appoints Fredric D. Price proxy, with full power of substitution and revocation, to vote on behalf of the undersigned all shares of Common Stock of Applied Microbiology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held February 21, 1996 or any adjournments thereof.

   1.   ELECTION OF DIRECTORS

        FOR all the nominees listed below
        (except as marked to the contrary below)   / /

        WITHHOLD AUTHORITY
        To vote for all nominees listed below      / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

   Ian D. Clack            / /

   Douglas A. Cotter, PhD  / /

   Audrey T. Cross, PhD    / /

   John P. Friend, PhD     / /

   Sheldon G. Gilgore, MD  / /

   Fredric D. Price        / /

   Robert E. Pollack, PhD  / /

   The Board of Directors recommends a vote FOR the following:


   2. APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION INCREASING THE AMOUNT OF AUTHORIZED COMMON STOCK TO 40,000,000 SHARES.

              FOR   / /        AGAINST   / /        ABSTAIN   / /


   3. RATIFICATION OF AMENDMENT OF THE COMPANY'S 1991 STOCK OPTION PLAN TO INCREASE THE AMOUNT OF STOCK AVAILABLE FOR ISSUANCE TO 3,000,000 SHARES.

              FOR   / /        AGAINST   / /        ABSTAIN   / /

   4. RATIFICATION OF APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1996.

              FOR   / /        AGAINST   / /        ABSTAIN   / /



     In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

                 (Continued and to be signed on reverse side)

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO ELECT MS. CROSS AND MESSRS. PRICE, GILGORE, CLACK, COTTER, FRIEND AND POLLACK AS DIRECTORS, TO INCREASE THE AMOUNT OF AUTHORIZED COMMON STOCK TO 40,000,000 SHARES, TO INCREASE THE STOCK IN THE 1991 STOCK OPTION PLAN TO 3,000,000 SHARES, AND TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR 1996.

                        Dated: ________________________


                        _______________________________
                                   Signature


                        _______________________________
                           Signature if held jointly


                                       (Please sign exactly as ownership
                                       appears on this proxy.  Where stock is
                                       held by joint tenants, both should sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such.  If a
                                       corporation, please sign in full
                                       corporate name by President or other
                                       authorized officer.  If a partnership,
                                       please sign in partnership name by
                                       authorized person.)


                          Please mark, date, sign and
                  return this Proxy in the enclosed envelope.